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                        Pomeroy Computer Resources, Inc.
                 Exhibit 11 - Computation of Earnings Per Share
                    (in thousands, except per share amounts)

                                                   Three              Six
                                               Months Ended       Months Ended
                                                  July  5,         July  5,
                                              ----------------  ----------------
                                               1999     2000     1999     2000
                                              -------  -------  -------  -------
BASIC
Weighted average common shares
Outstanding                                    11,697   12,077   11,691   11,980
                                              =======  =======  =======  =======

Net income                                    $ 5,680  $ 7,605  $10,748  $13,891
                                              =======  =======  =======  =======

Net income per common share                   $  0.49  $  0.63  $  0.92  $  1.16
                                              =======  =======  =======  =======

DILUTED
Weighted average common shares
Outstanding                                    11,697   12,077   11,691   11,980

Dilutive effect of stock options outstanding
during the period                                  94      163      129      208

Total common and common equivalent            -------  -------  -------  -------
shares                                         11,791   12,240   11,820   12,188
                                              =======  =======  =======  =======

Net income                                    $ 5,680  $ 7,605  $10,748  $13,891
                                              =======  =======  =======  =======

Net income per common share                   $  0.48  $  0.62  $  0.91  $  1.14
                                              =======  =======  =======  =======
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